Exhibit 2.1

STOCK EXCHANGE AGREEMENT

STOCK EXCHANGE AGREEMENT (the “Agreement “) dated as of July 5, 2011, by and among Monar International Inc., a Nevada corporation whose principal office is located at Suite 1302, Sino Favour Centre, 1 On Yip Street, Chaiwan, Hong Kong, China (“MONAR”) and each person listed on Exhibit A who are owners of shares of common stock of Integrated Clinical Care Corp., a Nevada Corporation at 419 Lafayette Street, New York, NY 10003 (“ICC”) a Nevada corporation (“SELLERS”).

R E C I T A L S

A.           ICC is engaged in the business of health information technology.

B.           SELLERS own the number of shares of common stock of ICC set forth on Exhibit A.

C.           MONAR is a publicly traded company engaged in the business of providing an online community for golfers that provides an e-commerce marketplace for the sale of golf-related equipment and apparel, golf-related news and information.  On the Closing Date (as defined herein), MONAR will have authorized capital of 250,000,000 shares of common stock, $0.00001 par value per share.

D.           Prior to the Closing Date of the Agreement, MONAR will have 57,600,000 shares of common stock outstanding.

E.           MONAR desires to acquire one hundred percent (100%) of the issued and outstanding ownership units of ICC, in consideration for which MONAR shall issue to SELLERS collectively 50,000,000 restricted shares of MONAR common stock.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

ACQUISITION OF ICC COMMON STOCK BY MONAR

1.1          Acquisition of ICC. In the manner and subject to the terms and conditions set forth herein, MONAR shall acquire from SELLERS, up to one hundred percent (100%) of the issued and outstanding shares of common stock of ICC (the “ICC shares of common stock”).

1.2          Effective Date. If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the transactions set forth herein (the “Exchange”) shall become effective on the Closing Date as defined herein.

1.3          Consideration.

   (a)        In connection with the acquisition of the ICC shares of common stock, MONAR will issue to SELLERS up to 50,000,000 restricted shares of MONAR common stock (the “MONAR Shares”) on the basis of one share of MONAR common stock for each 2.513 shares of common stock of ICC.  The foregoing 50,000,000 restricted shares of MONAR will be reduced by the equivalent number of outstanding shares of ICC common stock not exchanged.

   (b)        If the outstanding shares of MONAR Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, or other similar transaction, then the number of shares of Common Stock referenced in Section 1.3(a), above, shall be appropriately adjusted.

   (c)        No fractional shares of MONAR Common Stock shall be issued in connection with this Agreement, and no certificates or scrip for any such fractional shares shall be issued.

1.4	Effect of Stock Exchange. As of the Closing Date, all of the following shall occur:

   (a)        The Articles of Incorporation of ICC and MONAR, as in effect on the Effective Date, shall continue in effect without change or amendment.

   (b)        The Bylaws of ICC and MONAR, as in effect on the Closing Date, shall continue in effect without change or amendment.

   (c)        Upon the Closing Date, Mellissa Haemeeling shall be appointed President of MONAR, and Charlie Rodriguez shall continue as Chief Financial Officer and Robert Clarke shall continue as Secretary of MONAR; and Mellissa Haemeeling and Giovanni Scanzi will be appointed to the Board of Directors of MONAR, in accordance with the notice provisions of Rule 14f-1 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) if applicable. In addition, Robert Clarke will remain on the Board of Directors of MONAR for a term to be agreed.

1.5          Disclosure Schedules. Simultaneously with the execution of this Agreement: (a) MONAR shall deliver a schedule relating to MONAR which, along with the reports of MONAR filed with the Securities and Exchange Commission, shall be referred to as the “MONAR Disclosure Schedule” , and (b) SELLERS and ICC shall deliver a schedule relating to SELLERS and ICC (the “ICC Disclosure Schedule” and collectively with the MONAR Disclosure Schedule, the “Disclosure Schedules”) setting forth the matters required to be set forth in the Disclosure Schedules as described elsewhere in this Agreement. The Disclosure Schedules shall be deemed to be part of this Agreement. MONAR’S Disclosure Schedule shall include, but is not limited to, all publicly filed documents of MONAR.

1.6          Further Action. From time to time after the Closing, without further consideration, the parties shall execute and deliver such instruments of conveyance and transfer and shall take such other action as any party reasonably may request to more effectively transfer the ICC shares of common stock and MONAR Shares.

ARTICLE II

CONDUCT OF BUSINESS PENDING CLOSING; STOCKHOLDER APPROVAL

MONAR, SELLERS and ICC covenant that between the date hereof and the Closing Date (as hereinafter defined):

2.1          Access by SELLERS and ICC. MONAR shall afford to SELLERS, ICC, and their legal counsel, accountants and other representatives, throughout the period prior to the Closing Date, full access, during normal business hours, to (a) all of the books, contracts and records of MONAR, and shall furnish SELLERS and ICC, during such period, with all information concerning MONAR that SELLERS or ICC may reasonably request and (b) the properties of MONAR in order to conduct inspections at SELLERS and ICC’s expense to determine that MONAR is operating in material compliance with all applicable federal, state and local and foreign statutes, rules and regulations, and that MONAR's assets are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by SELLERS or ICC shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein. SELLERS and ICC shall grant identical access to MONAR and its agents.

2.2          Conduct of Business. During the period from the date hereof to the Closing Date, the business of MONAR and ICC shall be operated by the respective entities in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

   (a)        MONAR and ICC, respectively, shall each use their reasonable efforts to (i) keep available the services of the present agents of MONAR and ICC; (ii) complete or maintain all existing material arrangements; (iii) maintain the integrity of all confidential information of MONAR and ICC; and (iv) comply in all material respects with all applicable laws; and

   (b)        Except as contemplated by this Agreement, MONAR and ICC shall not (i) sell, lease, assign, transfer or otherwise dispose of any of their material assets or property including cash; (ii) agree to assume, guarantee, endorse or in any way become responsible or liable for, directly or indirectly, any material contingent obligation; make any material capital expenditures; (iii) enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business; (iv) declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding; (v) make or suffer to exist any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement; (vi) enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; (vii) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired; or (viii) agree to do any of the foregoing.

2.3          Exclusivity to SELLERS and ICC. MONAR and its officers, directors, representatives and agents, from the date hereof, until the Closing Date (unless this Agreement shall be earlier terminated as hereinafter provided), shall not hold discussions with any person or entity, other than SELLERS and ICC or their respective agents concerning the Exchange, nor solicit, negotiate or entertain any inquiries, proposals or offers to purchase the business of MONAR, nor the shares of capital stock of MONAR from any person other than SELLERS and ICC, nor, except in connection with the normal operation of MONAR's respective business, or as required by law, or as authorized in writing by SELLERS, disclose any confidential information concerning MONAR to any person other than SELLERS, ICC and SELLERS and ICC’s representatives or agents. SELLERS and ICC shall from the date hereof, and until the Closing Date, owe the identical obligations of confidentiality and exclusivity to MONAR concerning the Exchange as stated in this Section.

2.4          Board and Shareholder Approval. The Board of Directors of MONAR has determined that the Exchange is fair to and in the best interests of its stockholders and has approved and adopted this Agreement and the terms of the Exchange.  Shareholders of MONAR will not vote or approve of the transaction contemplated by this agreement.  This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by MONAR, the valid and binding obligation of MONAR, enforceable in accordance with their respective terms.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MONAR

Except as set forth in the MONAR Disclosure Schedule (which incorporates all the reports of MONAR filed with the United States Securities and Exchange Commission) MONAR represents and warrants to SELLERS and ICC as follows:

3.1          Organization and Standing. MONAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. MONAR has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of MONAR. The copies of the Articles of Incorporation and Bylaws of MONAR, as amended to date, which have been delivered to SELLERS and ICC, are true and complete copies of these documents as now in effect.

3.2	Capitalization.

   (a)        The number of shares of capital stock which are issued and outstanding are set forth in Recital D. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Other than as set forth in the MONAR Disclosure Schedule and Recital D, there are no subscriptions, warrants, rights or calls or other commitments or agreements to which MONAR is a party or by which it is bound, pursuant to which MONAR is or may be required to issue or deliver securities of any class. Other than as set forth in the MONAR Disclosure Schedule and Recital D, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of MONAR.

   (b)        To MONAR’S knowledge, all outstanding shares of MONAR capital stock have been issued and granted in compliance with all applicable securities laws and other applicable legal requirements.

   (c)        MONAR has good and marketable title to all of the MONAR Shares, free and clear of all liens, claims and encumbrances of any third persons.

3.3          Subsidiaries. MONAR owns one subsidiary corporation, Monar Hong Kong Limited, a Hong Kong corporation which will be spun off to the shareholders of MONAR.  SELLERS, MONAR, and ICC will cooperate with one another in the spin-off process which includes the preparation and filing of a Form S-1 registration statement with the SEC by August 31, 2011.

3.4          Authority. MONAR’s Board of Directors has determined that the Exchange is fair to and in the best interests of MONAR’s stockholders. The execution, delivery and performance by MONAR of this Agreement (including the contemplated issuance of up to 50,000,000 MONAR Shares in accordance with this Agreement) has been duly authorized by all necessary action on the part of MONAR. MONAR has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by MONAR in accordance herewith, the valid and binding obligations of MONAR, enforceable in accordance with their respective terms.

3.5          Assets. Except as set forth in the MONAR Disclosure Schedule, MONAR has no material assets.

3.6          Contracts and Other Commitments. Except as set forth in the MONAR Disclosure Schedule, MONAR is not a party to any contracts or agreements.

3.7          Litigation. There is no claim, action, proceeding, or investigation pending or, to its knowledge, threatened against or affecting MONAR before or by any court, arbitrator or governmental agency or authority which, in its reasonable judgment, could have a material adverse effect on the operations or prospects of MONAR. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against MONAR or asserted against MONAR that has not been paid.

3.8          Taxes. For purposes of this Agreement, (A) “Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) “Returns” shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

   (a)   MONAR has not duly filed.  MONAR will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

   (b)    MONAR is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of MONAR, no claim for assessment or collection of any Tax related to MONAR has been asserted against MONAR that has not been paid. There are no Tax liens upon the assets of MONAR. There is no valid basis, to MONAR's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to MONAR by any governmental authority.

3.9          Compliance with Laws and Regulations. MONAR has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of MONAR is conducted or to which MONAR is subject, including all requisite filings with the SEC. MONAR has not made any misrepresentation nor has omitted any material facts in any of its SEC filings to date.

3.10        Hazardous Materials. To the knowledge of MONAR, MONAR has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of “Hazardous Materials.” As used herein, the term “Hazardous Materials” means any substance now or hereafter designated pursuant to Section 307(a) and 311 (b)(2)(A) of the Federal Clean Water Act, 33 USC §§ 1317(a), 1321(b)(2)(A), Section 112 of the Federal Clean Air Act, 42 USC § 3412, Section 3001 of the Federal Resource Conservation and Recovery Act, 42 USC § 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USC § 2606, or Section 101(14) and Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §§ 9601(14), 9602.

3.11        No Breaches. The making and performance of this Agreement will not (i) conflict with or violate the Articles of Incorporation or the Bylaws of MONAR, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which MONAR is a party or by which MONAR or any of its businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of MONAR under, or create any rights of termination, cancellation or acceleration in any person under, any contract.

3.12        Employees. MONAR has no employees that are represented by any labor union or collective bargaining unit. Nor does MONAR have any employment agreements or compensation plans which are in effect with anyone.

3.13        Financial Statements. Year end audited financial statements and unaudited quarterly stub financial statements are available online at www.sec.gov (collectively the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of MONAR for the periods indicated, prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied. There are no assets of MONAR the value of which is materially overstated in said balance sheets.

3.14        Absence of Certain Changes or Events. Except as set forth in the MONAR Disclosure Schedule, since April 30, 2011 (the “Balance Sheet Dates”), there has not been

   (a)        any material adverse change in the financial condition, properties, assets, liabilities or business of MONAR;

   (b)        any material damage, destruction or loss of any material properties of MONAR, whether or not covered by insurance;

   (c)        any material adverse change in the manner in which the business of MONAR and has been conducted;

   (d)        any material adverse change in the treatment and protection of trade secrets or other confidential information of MONAR; and

   (e)        any occurrence not included in paragraphs (a) through (d) of this Section 3.14 which has resulted, or which MONAR has reason to believe, might be expected to result in, a material adverse change in the business or prospects of MONAR.

3.15        Government Licenses, Permits, Authorizations. MONAR has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted (“Licenses and Permits”). All such Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or, to the knowledge of MONAR, threatened.

3.16        Employee Benefit Plans.

   (a)        MONAR has no bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan.

   (b)        MONAR has not maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any similar pension benefit plan under the laws of any foreign jurisdiction.

   (c)        Except as set forth in the MONAR Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Exchange or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of MONAR, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

3.17        Business Locations. Other than as set forth in the MONAR Disclosure Schedule, MONAR does not own or lease any real or personal property in any state or country.

3.18        Intellectual Property. MONAR owns no intellectual property of any kind. MONAR is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, or to the best of its knowledge has not violated or infringed the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

3.19        Governmental Approvals. Except as set forth in the MONAR Disclosure Schedule, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by MONAR with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with MONAR’s execution, delivery and performance of this Agreement. Except as set forth in the MONAR Disclosure Schedule, no consents of any other parties are required to be received by or on the part of MONAR to enable MONAR to enter into and carry out this Agreement.

3.20        Transactions with Affiliates. Except as set forth in the MONAR Disclosure Schedule, MONAR is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from MONAR; nor are there any transactions of a continuing nature between MONAR and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of MONAR for personal benefit with or without adequate compensation. For purposes of this Agreement, the term (i)”Affiliate” shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (ii) “control” shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (iii) “person” shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

3.21        No Distributions. MONAR has not made nor has any intention of making any distribution or payment to any of its shareholders with respect to any of its shares prior to the Closing Date.

3.22        Liabilities. MONAR has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (“Liabilities”), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the MONAR Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of MONAR, or (iii) Liabilities otherwise disclosed in this Agreement, including the exhibits hereto and MONAR Disclosure Schedule.

3.23        Accounts Receivable. MONAR has no accounts receivable.

3.24        Insurance. MONAR has no insurance policies in effect.

3.25        Principal MONAR Shareholder Representations and Warranties. THE PRINCIPAL MONAR SHAREHOLDER represents and warrants that he has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other Closing Documents to which he is a party and to perform his obligations under this Agreement and the other Closing Documents to which he is a party, and he has good and marketable title to all of the MONAR Shares registered to his name, free and clear of all liens, claims and encumbrances of any third persons.

3.26        No Omissions or Untrue Statements. To the best of each party’s knowledge no representation or warranty made by MONAR or the PRINCIPAL MONAR SHARHOLDER (with respect to Section 3.25 only) to SELLERS and ICC in this Agreement, the MONAR Disclosure Schedule or in any certificate of an MONAR officer required to be delivered to SELLERS pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the ICC Disclosure Schedule, SELLERS jointly and severally represent and warrant to MONAR as follows as of the date hereof and as of the Closing Date:

4.1          Organization and Standing of ICC. ICC is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of ICC. The copies of the Articles of Incorporation and Bylaws of ICC, as amended to date, and made available to MONAR, are true and complete copies of those documents as now in effect.

4.2          Authority. The Board of Directors of ICC has not approved or disapproved of this agreement.

4.3          No Conflict. The making and performance of this Agreement will not (i) conflict with the Articles of Incorporation or the Bylaws of ICC, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which ICC is a party or by which ICC or any of their material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of ICC, or create any rights of termination, cancellation, or acceleration in any person under any material agreement, arrangement, or commitment.

4.4          Properties. Except as set forth in the ICC Disclosure Schedule, SELLERS have good and marketable title to all of the ICC shares of common stock, free and clear of all liens, claims and encumbrances of third persons whatsoever, and ICC has good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the ICC Financial Statements (as hereinafter defined), or thereafter acquired.

4.5          Capitalization of ICC. The authorized capital of ICC consists of                   shares of common stock, of which 19,895,668 shares of common stock are issued and outstanding.  There are no other classes of securities authorized for issuance by ICC.   Such outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the securities of ICC or obligating ICC to issue or sell shares of common stock. To ICC’S knowledge, all outstanding shares of common stock of ICC have been issued and granted in compliance with all applicable legal requirements.

4.6          Governmental Approval; Consents. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by SELLERS or ICC with any governmental authority, domestic or foreign, federal, state or local, is required in connection with SELLERSS OR ICC’s execution, delivery and performance of this Agreement. Except as set forth in the ICC Disclosure Schedule, no consents of any other parties are required to be received by or on the part of SELLERS or ICC to enable SELLERS and ICC to enter into and carry out this Agreement.

4.7          Adverse Developments. Since April 30, 2011, there have been no material adverse changes in the assets, liabilities, properties, operations or financial condition of ICC, and no event has occurred other than in the ordinary and usual course of business or as set forth in the ICC Financial Statements which could be reasonably expected to have a materially adverse effect upon ICC.

4.8          Taxes. ICC has duly filed all returns required to be filed. All such returns were, when filed, and to SELLER’S knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. ICC has paid in full all taxes through the Closing Date. ICC is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and, to the knowledge of ICC, no claim for assessment or collection of any tax has been asserted against ICC that have not been paid. There are no tax liens upon the assets of ICC. There is no valid basis, to ICC's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to ICC by any governmental authority.

4.9          Litigation. Except as set forth on the ICC Disclosure Schedule, there is no material claim, action, proceeding, or investigation pending or, to their knowledge, threatened against or affecting SELLERS or ICC before or by any court, arbitrator or governmental agency or authority. There are no material decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against SELLERS or ICC.

4.10        Compliance with Laws and Regulations. ICC has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements applicable to it in all jurisdictions in which its operations are currently conducted or to which it is currently subject.

4.11        Governmental Licenses, Permits and Authorizations. ICC has all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

4.12        Liabilities. ICC has no material direct or indirect Liabilities, as that term is defined in Section 3.22 (“ICC Liabilities”), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) ICC Liabilities fully and adequately reflected or reserved against on the ICC Balance Sheet, (ii) ICC Liabilities incurred in the ordinary course of the business of ICC, and (iii) ICC Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto.

4.13        SELLERS's Representations Regarding MONAR Shares.

   (a)        SELLERS acknowledges that MONAR has limited assets and business and that the MONAR Shares are speculative and involve a high degree of risk, including among many other risks that the MONAR Shares will be restricted as elsewhere described in this Agreement and will not be transferable unless first registered under the Securities Act of 1933, as amended (“Act”), or pursuant to an exemption from the Act's registration requirements.

   (b)        SELLERS have access to all of Monar’s periodic reports as filed with the SEC (copies are available for printing at www.sec.gov) and acknowledge and agree that they have been furnished with copies of the periodic reports of MONAR filed with the United States Securities and Exchange Commission including those on Forms 10-K, 10-Q, and 8-K since MONAR’s inception. SELLERS has had an opportunity to ask questions of and receive answers from MONAR regarding its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the MONAR Shares.

   (c)        SELLERS are each an accredited investor as that term is defined in Regulation 501 of the Securities Act of 1933, as amended and are each acquiring the MONAR Shares for his own account, and not for the account of any other person other than for the benefit of SELLERS, and SELLERS have no current intent to make any resale, pledge, hypothecation, distribution or public offering of the MONAR Shares except as permitted by applicable law.

   (d)        SELLERS, acting with the assistance of counsel and other professional advisers, possess such knowledge and experience in financial, tax and business matters as to enable them to utilize the information made available by MONAR, to evaluate the merits and risks of acquiring the MONAR Shares and to make an informed investment decision with respect thereto.

   (e)        SELLERS were not solicited by MONAR or anyone on MONAR's behalf to enter into any transaction whatsoever, by any form of general solicitation or general advertising, as those terms are defined in Regulation S.

4.14        Contracts and Other Commitments. Schedule 4.14 of the ICC Disclosure Schedule consists of a true and complete list of all material contracts, agreements, commitments and other instruments (whether oral or written) to which ICC is a party. ICC has made or will make available to MONAR a copy of each such contract. All such contracts are valid and binding upon ICC and are in full force and effect and are enforceable in accordance with their respective terms. No such contracts are in breach, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof. To ICC’S knowledge, no stockholder of ICC has received any payment from any contracting party in connection with or as an inducement for causing ICC to enter into any such contract.

4.15        Absence of Certain Changes or Events. Except as set forth in the ICC Disclosure Schedule, since January 31, 2011 (the “Balance Sheet Date”), there has not been:

   (a)        any material adverse change in the financial condition, properties, assets, liabilities or business of ICC;

   (b)        any material damage, destruction or loss of any material properties of ICC, whether or not covered by insurance;

   (c)        any material adverse change in the manner in which the business of ICC and has been conducted;

   (d)        any material adverse change in the treatment and protection of trade secrets or other confidential information of ICC; and

   (e)        any occurrence not included in paragraphs (a) through (d) of this Section 4.15 which has resulted, or which ICC has reason to believe, might be expected to result in a material adverse change in the business or prospects of ICC.

4.16        Financial Statements. At or prior to the Closing ICC will provide financial statements for the years ending June 30th, 2010 and April 30th, 2011.  The ICC Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of ICC for the periods indicated, prepared in accordance with GAAP, consistently applied. There are no assets of ICC the value of which will be materially overstated in said balance sheets.

4.17        ICC Intellectual Property. Schedule 4.17 of the ICC Disclosure Schedule sets forth a complete and correct list and summary description of all intellectual property, including computer software, trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of ICC, together with a complete list of all licenses granted by or to ICC with respect to any of the above. Except as otherwise set forth in Schedule 4.17 all such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by ICC, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. ICC is not currently in receipt of any notice of any violation or infringements of, and is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. ICC has not (i) licensed any of the material proprietary assets to any person or entity on an exclusive basis, or (ii) entered into any covenant not to compete or agreement limiting its ability to exploit fully any proprietary asset or to transact business in any market or geographical area or with any person or entity.

4.18        Subsidiaries. Except as set forth in Schedule 4.18 of the ICC Disclosure Schedule, ICC owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity with the exception of  ICC Canada.

4.19        Hazardous Materials. To the knowledge of ICC, ICC has not violated, or received any written notice from any governmental authority with respect to the violation of any law, rule, regulation or ordinance pertaining to the use, maintenance, storage, transportation or disposal of “Hazardous Materials.” As used herein, the term “Hazardous Materials” means any substance now or hereafter designated which is found to be toxic or harmful to humans or the environment when present in certain amounts or quantities.

4.20        Employees. ICC has no employees that are represented by any labor union or collective bargaining unit.

4.21        Employee Benefit Plans. The ICC Disclosure Schedule identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement.

4.22        Business Locations. Other than as set forth in the ICC Disclosure Schedule, ICC does not own or lease any real or personal property in any state or country (ICC rents offices in Montreal, and New York, this must be reflected in the schedule).

4.23        Insurance. Except as set forth in Schedule 4.23 of the ICC Disclosure Schedule, ICC has no insurance policies in effect. (Insurance for directors)

4.24        No Omission or Untrue Statement. To the best of each party’s knowledge, no representation or warranty made by SELLERS to MONAR in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

ARTICLE V

CLOSING

5.1          Closing. The Exchange shall be completed on the first business day after the day on which the last of the conditions contained in this Article V is fulfilled or waived (the “Closing Date”); provided, however, that in no event shall the Closing occur later than July 31, 2011, unless otherwise agreed to by the parties. The Closing shall take place as the parties may agree. At the Closing, MONAR and SELLERS shall make the deliveries contemplated by this Agreement, and in accordance with the terms of this Agreement.

5.2          MONAR’s Closing Deliveries. At the Closing, in addition to documents referred elsewhere, MONAR shall cause to be delivered to SELLERS:

   (a)        a certificate, dated as of the Closing Date, executed by the President or Chief Executive Officer of MONAR, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that MONAR has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by MONAR on or prior to the Closing Date;

   (b)        certificates representing the MONAR Shares issuable upon consummation of the Exchange;

   (c)        Certified resolution of the Board of Directors and shareholders authorizing and approving the transactions set forth herein;

   (d)        The MONAR Disclosure Schedule;

   (e)        such other documents as SELLERS or their counsel may reasonably require.

5.3          ICC’s Closing Deliveries. At the Closing, in addition to documents referred to elsewhere, SELLERS shall deliver to MONAR:

   (a)        a certificate of SELLERS dated as of the Closing Date that the representations and warranties of SELLERS contained in this Agreement are true and correct in all material respects and that SELLERS have complied with or performed in all material respects all terms, covenants, and conditions to be complied with or performed by SELLERS on or prior to the Closing Date;

   (b)        certificates representing ICC shares of common stock owned by SELLERS, duly endorsed for transfer or accompanied by a properly executed stock power;

   (c)        the ICC Disclosure Schedule;

   (d)        such other documents as MONAR or its counsel may reasonably require.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF MONAR

The obligation of MONAR to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion.

6.1          Compliance by SELLERS. SELLERS shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with in all material respects by SELLERS prior to or on the Closing Date;

6.2          Accuracy of SELLERS’ Representations. SELLERS’ representations and warranties contained in this Agreement (including the Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

6.3          Documents. All documents and instruments required hereunder to be delivered by SELLERS to MONAR at the Closing shall be delivered in form and substance reasonably satisfactory to MONAR and its counsel.

6.4          Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or, to MONAR’s knowledge, be threatened.

6.5          Material Adverse Change. Except for operations in the ordinary course of business, no material adverse change shall have occurred subsequent to January 31, 2011 in the financial position, results of operations, assets, or liabilities of ICC, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of ICC.

6.6          Approval by Board of Directors. The Board of Directors of MONAR shall have approved this Agreement and the transactions contemplated hereby.

6.7          Satisfaction with Due Diligence. MONAR shall have been satisfied with its due diligence review of ICC, its subsidiaries and their operations.

6.8          Regulatory Compliance. MONAR shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO SELLERS’ OBLIGATIONS

The obligation of SELLERS to consummate the Closing is subject to the following conditions, any of which may be waived by SELLERS in their discretion.

7.1          Compliance by MONAR.  MONAR shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

7.2          Accuracy of Representations of MONAR. The representations and warranties of MONAR contained in this Agreement (including the exhibits hereto and the MONAR Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

7.3          Continuation as Publicly Traded Company. MONAR will continue to remain reporting with the SEC for a minimum of ten years from the date of Closing and cause its shares to continue to be listed for trading on the Bulletin Board operated by the Financial Industry Regulatory Authority (FINRA) for ten years from the date of Closing.

7.4          Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to SELLERS’ knowledge, be threatened.

7.5           Documents. All documents and instruments required hereunder to be delivered by MONAR at the Closing shall be delivered in form and substance reasonably satisfactory to SELLERS and their counse.

7.6          Balance Sheet. Except as set forth in Section 7.6 of the MONAR Disclosure Schedule, MONAR shall have no liabilities except as incurred in the ordinary course of business, as reflected on MONAR's most recent balance sheet, or as otherwise approved by SELLERS.

7.7          Approval by Board of Directors.  The board of directors of ICC and each ICC selling shareholder shall have executed this agreement.

7.8          Satisfaction with Due Diligence. SELLERS shall have been satisfied with their due diligence review of MONAR and satisfied themselves that MONAR continues to trade its shares on the Bulletin Board.

7.9          Regulatory Compliance. ICC shall have received any and all regulatory approvals and consents required to complete the transactions contemplated hereby.

7.10        Outstanding Shares. MONAR remains a publicly traded corporation and MONAR shall have 57,600,000 shares of MONAR common stock issued and outstanding prior to the Closing

7.11        Return of Shares.  Prior to closing, Robert Clarke will return 42,000,000 shares of his common stock to MONAR and MONAR will cause said shares to be cancelled. Monar will then have 15,600,000 shares of common stock owned by existing MONAR shareholders plus up to 50,000,000 restricted shares of MONAR common stock owned by SELLERS (assuming that all ICC shareholders tender all of their shares at Closing).

ARTICLE VIII

TERMINATION

8.1	Termination Prior to Closing.

   (a)   If the Closing has not occurred by July 31, 2011, any party may terminate this Agreement at any time thereafter by giving written notice of termination to the other, provided, however, that no party may terminate this Agreement if such party has breached any material terms or conditions of this Agreement and such breach has prevented the timely closing of the Exchange. Notwithstanding the above, such deadline may be extended one or more times, only by mutual written consent of SELLERS and MONAR.

   (b)    Prior to July 31, 2011, any party may terminate this Agreement following the insolvency or bankruptcy of the other party hereto, or if any one or more of the conditions to Closing set forth in Article VI or Article VII shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition of breach shall not have been waived by the party for whose benefit the condition was established, then MONAR (in the case of a condition in Article VI) or SELLERS (in the case of a condition specified in Article VII) may terminate this Agreement. In addition, either MONAR or SELLERS may terminate this Agreement upon written notice to the other if it shall reasonably determine that the Exchange has become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities of a formal investigation or of any action, suit or proceeding of any kind against either or both parties.

8.2          Consequences of Termination. Upon termination of this Agreement pursuant to this Article VIII or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation under this Agreement except for the obligations in Section 11.4; provided, however, that no termination of this Agreement, pursuant to this Article VIII hereof or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred otherwise than under this Agreement before the date of such termination, or from any liability resulting from any willful misrepresentation of a material fact made in connection with this Agreement or willful breach of any material provision hereof.

ARTICLE IX

ADDITIONAL COVENANTS

9.1          Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

9.2          Changes in Representations and Warranties of a Party. Between the date of this Agreement and the Closing Date, no party shall directly or indirectly, enter into any transaction, take any action, or by inaction permit an otherwise preventable event to occur, which would result in any of the representations and warranties of such party herein contained not being true and correct at and as of the Closing Date. Each party shall promptly give written notice to the other parties upon becoming aware of (a) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and (b) any impending or threatened breach in any material respect of any of the party's representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

9.3          Name Change. As soon as practicable after completing the acquisition of ICC, Monar will change its name to Integrated Clinical Care Corporation.

9.4          SEC Filings. The parties agree that the following filings shall be made with the Securities and Exchange Commission (“Commission”): (a) an information statement prepared pursuant to the requirements of Rule 14f-1 under the Exchange Act, if required by law, shall be filed with the Commission; (b) a report on Form 8-K will be filed with the Commission disclosing the consummation of the Exchange which shall include, but not be limited to, completion of Items 2.01 and 5.06 thereof; and, (c) any and all other filings necessary to comply with the Exchange Act.

9.5          Conduct of Business. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, ICC shall continue to conduct its businesses and maintain its business relationships in the ordinary and usual course consistent with past practice and will not, without limitation, without the prior written consent of MONAR:

   (a)        Sell, lease, assign transfer or otherwise dispose of any of its material assets, including cash;

   (b)        Agree to, or assume guarantee, endorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any material contingent obligation;

   (c)        Make any material capital expenditures;

   (d)        Enter into any transaction concerning a merger or consolidation other than with the other party hereto or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, or stock or securities convertible into stock of any subsidiary, or make any material change in the present method of conducting business;

   (e)        Declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options whether now or hereafter outstanding;

   (f)        Make any advances or loans to, or investments in any person, firm, corporation or other business entity not a party to this Agreement;

   (g)        Enter into any new material agreement or be or become liable under any new material agreement, for the lease, hire or use of any real or personal property; or

   (h)        Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired.

ARTICLE X

SECURITIES & INDEMNIFICATION

10.1        MONAR Shares Not Registered. SELLERS has been advised that the MONAR Shares have not been and when issued, will not be registered under the Securities Act of 1933, the securities laws of any state of the United States or the securities laws of any other country and that in issuing and selling the MONAR Shares to SELLERS pursuant hereto, MONAR is relying upon the “safe harbor provided by Regulation 506 of Regulation D of the Securities Act of 1933 for offers and sales of securities occurring outside the United States (“Regulation S”) under the Act. Resales of the MONAR Shares may only be made pursuant to an effective registration statement or the availability of an exemption from registration. All certificates evidencing the MONAR Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, nor any other applicable securities act (the “Acts”), and may not be sold, transferred, assigned, pledged or otherwise distributed, unless there is an effective registration statement under such Acts covering such securities or the Company receives an opinion of counsel for the holder of these securities (concurred on by counsel for the Company) stating that such sale, transfer, assignment, pledge or distribution is exempt from or in compliance with the registration and prospectus delivery requirements of such Acts.

10.2        Indemnification by MONAR. MONAR shall indemnify SELLERS in respect of, and hold SELLERS harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by SELLERS (Monar has no assets? Is this warranty worth anything? If not, who will warrant):

   (a)        resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of MONAR contained in this Agreement; and

   (b)        resulting from any liability of MONAR incurred or resulting from activities that took place prior to the Closing not disclosed on the MONAR Financial Statements.

10.3        Indemnification by SELLERS. SELLERS shall jointly and severally indemnify MONAR in respect of, and hold MONAR harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by MONAR:

   (a)        resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of SELLERS contained in this Agreement; and,

   (b)        resulting from any liability of SELLERS incurred or resulting from activities that took place prior to the Closing not disclosed on the ICC Financial Statements.

ARTICLE XI

MISCELLANEOUS

11.1        Expenses. Each party shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including legal and accounting and audit fees.

11.2        Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of MONAR or SELLERS pursuant hereto, or in connection with the actions contemplated hereby shall be deemed representations, warranties and covenants by SELLERS and MONAR as the case may be, hereunder. All representations, warranties, and covenants made by MONAR or SELLERS in this Agreement, or pursuant hereto, shall survive the Closing in a period of two (2) years.

11.3        Publicity. SELLERS and MONAR shall not issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of MONAR prior approval by SELLERS would prevent the timely dissemination of such release or statement in violation of applicable federal securities laws, rules or regulations or policies of the Bulletin Board.

11.4        Non-Disclosure. A disclosing party will not at any time after the date of this Agreement, without the recipient’s consent, except in the ordinary operation of its business or as required by law, divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of such party (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) (“Confidential Information”). The parties will not at any time after the date of this Agreement and prior to the Exchange use, divulge, furnish to or make accessible to anyone any Confidential Information (other than to its representatives as part of its due diligence or corporate investigation). Any information, which (i)  at or prior to the time of disclosure by the disclosing party was generally available to the public through no breach of this covenant, (ii) was available to the public on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation of the disclosing party, shall not be deemed Confidential Information for purposes hereof, and the undertakings in this covenant with respect to Confidential Information shall not apply thereto. The undertakings of the parties set forth above in this Section 11.4 shall terminate upon consummation of the Closing. If this Agreement is terminated pursuant to the provisions of Article VIII or any other express right of termination set forth in this Agreement, the recipient shall return to the disclosing party all copies of all Confidential Information previously furnished to it by the disclosing party.

11.5        Succession and Assignments and Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other parties. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement except as expressly set forth herein to the contrary.

11.6        Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

(a)	To SELLERS:

 306 Place d’Youville, Suite A-10
    Montreal, Quebec H2Y 2B6
    Fax: (514) 843-2019

(b)	To MONAR:

    1 On Yip Street
    Suite 1302
    Chaiwan, Hong Kong
    Fax:  852-3721-3808

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the tenth business day following the date deposited with the United States Postal Service or the PRC Postal Service, as the case may be, or (iii) 72 hours after shipment by such courier service.

11.7        Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada without giving effect to the principles of conflicts of law thereof. All parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the state of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.

11.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

11.9        No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

11.10      Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

11.11      Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

11.12      Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

11.13      Attorneys Fees. In the event any legal action is brought to interpret or enforce this Agreement, the party prevailing in such action shall be entitled to recover its attorneys’ fees and costs in addition to any other relief that it is entitled.

11.14      Consultants. Each party represents to the others that there is no broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Exchange.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MONAR:	Monar International Inc., a Nevada Corporation

By ROBERT CLARKE
Robert Clarke, President

SELLERS:

List of all the Shareholders of ICC	Signatures of Shareholders of ICC

Jacques Chevrefils	_____________________________________

Bertrand Fortier	_____________________________________

Greenwich Science Partners Inc.	MELLISSA HAEMEELING

Jean-Luc Lecoq	_____________________________________

Lombardo Consulting LP	_____________________________________

Van Horne Enterprises Ltd.	_____________________________________

Webster Plus SA	_____________________________________

EXHIBIT A

Integrated Clinical Care Corp.

Shareholders List

Shareholders	Number of Shares
Mr. JACQUES CHEVREFILS	20,000
Mr. BERTRAND FORTIER	6,667
GREENWICH SCIENCE PARTNERS INC.	19,488,332
Mr. JEAN-LUC LECOQ	4,001
LOMBARDO CONSULTING LP	240,000
VAN HORNE ENTERPRISES LTD	103,334
WEBSTER PLUS SA	33,334

MONAR Disclosure Schedule

Schedule No.

1.5                      MONAR’s filings with the Securities and Exchange Commission are attached to this schedule as Exhibit I.

3.2 (a)                 There are no subscriptions, warrants, rights or calls or other commitments or agreements by which MONAR is or may be required to issue or deliver securities of any class nor are there any outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of MONAR.

3. 5                     MONAR has no material assets.

3.6                      MONAR is not a party to any contracts or agreements.

3.14                    Since April 30, 2011 MONAR has not suffered any material or adverse changes in its financial condition, material properties, business operations, trade secrets or other confidential information.

3.16                    There are no conditions or events which may occur which will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of MONAR, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

3.17                    MONAR’s business location is Suite 1302, 1 On Yip Street, Chaiwan, Hong Kong and otherwise MONAR does not own or lease any real or personal property in any state or country.

3.19                    MONAR requires no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing with, any governmental authority, domestic or foreign, federal, state or local, to execute, deliver and perform under this Agreement andno consents of any other parties are required to be received by or on the part of MONAR to enable MONAR to enter into and carry out this Agreement.

3.20                    MONAR is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from MONAR; nor are there any transactions of a continuing nature between MONAR and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Closing Date.

3.22                    MONAR has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility other than those disclosed on the MONAR Balance Sheet dated April 30, 2011 or liabilities incurred since that date in the ordinary course of the business.

ICC Disclosure Schedule

4.1	ICC’s Articles of Incorporation and Bylaws, as amended, are attached as Exhibit II.

4.4
The ICC SELLERS have good and marketable title to all of the ICC shares of common stock, free and clear of all liens, claims and encumbrances of third persons whatsoever, and ICC has good and marketable title to all of the assets and properties which it purports to own as reflected on the balance sheet included in the ICC Financial Statements.

4.5	The number of shares of Common stock of ICC, which are issued and outstanding, are 19,895,668

4.9
Litigation, actual or pending against ICC, consists of a claim and counterclaim under Quebec court number 500-22-166009-095 between Integrated Clinical Care Canada Inc. and Ville Marie and Women’s Health Center Inc.  A letter describing this matter is attached as Exhibit III.

4.14	ICC’s material contracts, commitments and other obligations are:

License Acquisitions

LICENCE AGREEMENT FOR ONCOLOGY PLATFORM
LICENCE AGREEMENT FOR SUITE OF CLINICAL MODULES RELATED TO OTHER CINICAL SPECIALITIES (Emergency (ER), Intensive Care, Neurology, Obstetrics/Gynecology, Pediatrics, Surgery, Cardiology, and Analysis)
LICENCE AGREEMENT FOR PATIENT ACCESS

SERVICE ALLIANCE AGREEMENT

Service Alliance and Support Agreement

Two service agreements are in effect, with:

-a Health Center to Battle Creek, Michigan

- a surgery and recovery center in Wichita, Kansas

Loan Agreement

Greenwich Science Partners Inc.
Revolving Credit Facility Agreement dated July 30
Balance as of April 30, 2011: CAD$1,006,207.98
Maturity date:                           N/A
Interest rate:                           5%
Amount and description of collateral: N/A
Any direct or contingent liabilities: N/A
Debt converts into equity in June 2011

Greenwich Science Partners Inc.
Advances or expenses paid for company on ongoing basis
Balance as of June 28, 2011: $133,500.00
Maturity date: N/A
Interest rate: 5%
Amount and description of collateral: N/A
Any direct or contingent liabilities: N/A

Mellissa Haemeeling
Advances or expenses paid for company on ongoing basis
Balance as of June 28, 2011: CAD$340,582.27
Maturity date: N/A
Interest rate: 6%
Amount and description of collateral: N/A
Any direct or contingent liabilities: N/A

4.15	Since April 30, 2011 ICC has not suffered any material or adverse changes in its financial condition, material properties, business operations, trade secrets or other confidential information.

4.17     The listing of Intellectual Property which ICC either owns or has a license to use is:

Patient at Risk Modules Agreement

All intellectual property for any products, software and technology platforms update, and improvement, developed by ICC based on the technology acquired shall belong to ICC.

Oncology Platform Agreement

All intellectual property for any products, software and technology platforms update, and improvement, developed by Integrated Clinical Care based on the technology acquired shall belong to ICC.

Clinical Specialties Modules Agreement

Series of clinical specialties (Emergency (ER), Intensive Care, Neurology, Obstetrics/Gynecology, Pediatrics, Surgery, Cardiology and Analysis) and/or their components.

All intellectual property for any products, software and technology platforms update, and improvement, developed by Integrated Clinical Care based on the technology acquired shall belong to ICC

4.21	ICC has no subsidiaries aside from ICC Canada Inc.

4.21	ICC’s employees' compensation, bonuses, options and any other rights are as follows:

▪	Angelito de la Calzada with compensation as described in his signed contract

▪	Cornelia Combiescou with compensation described in her signed contract

▪	Karen Der with compensation described in her signed contract

▪	Mahboba Ramzi with compensation described in her signed contract

▪
Malow Consulting Inc. is owed $78,000 for services rendered to the Company. The payment of the debt owing to Malow Consulting Inc. is conditional upon successfully selling or licensing the company’s software and will only be paid from the proceeds of sale according to the schedule agreed to by the parties and described in the notes to the ICC audited financial statements.

▪	Key manager compensation earned but not paid and described in the notes to the ICC audited financial statements.

There are no bonuses, options or any other rights for employees, consultants, and members of the board or stakeholders other than professional fees incurred in the ordinary course of business.

4.22     ICC’s office locations are:

306 Place d'Youville, Suite A10
Montreal, QC H2Y 2B6 Canada

419 Lafayette Street
New York, New York 10003 USA

4.23     ICC has D&O insurance and a copy of the cover note is attached as Exhibit IV